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Goran Capital, Inc. -
Consolidated

Exhibit 11.01
Analysis of Earnings (Loss) Per Share
US GAAP - Treasury Method

                                                                 Three Months                          Three Months
                                                                     Ended                                 Ended
                                                                March 31, 2000                        March 31, 1999

Average Price (US $)                                                  N/A                (A)               $9.64

Proceeds from Exercise of Warrants and Options (US $)                 Nil                (B)             $204,816

Shares Repurchased - Treasury Method                                  Nil             (B) / (A)           21,251

Shares Outstanding - Weighted Average                              5,876,398                             5,876,398

Add:  Options and Warrants Outstanding (1)                            Nil                                 43,946

Less:  Treasury Method - Shares Repurchased                           Nil                                (21,251)

Shares Outstanding for US GAAP Purposes                            5,876,398            (C )             5,899,093

Net Earnings in Accordance with US GAAP                          $(3,412,000)            (D)             $123,000

Earnings (loss) Per Share - US GAAP - Basic                         $(0.58)                                $0.02

Earnings (loss) Per Share - US GAAP - Fully Diluted                 $(0.58)          (D) / (C )            $0.02

Note 1: Only those options with a dilutive effect were included above for the three months ended March 31, 2000 and 1999.

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